Exhibit 99.1



Investor Relations Contact:             Media Contact:
Robert J. Vill                          Jane Randel
Vice President, Treasury and            Vice President, Public Relations
  Investor Relations
Liz Claiborne Inc.                      Liz Claiborne Inc.
201.295.7515                            212.626.3408


            LIZ CLAIBORNE INC. POSTS RECORD 1st QUARTER SALES AND EPS
            ---------------------------------------------------------
                       REAFFIRMS GUIDANCE FOR FISCAL 2004
                       ----------------------------------

New York, NY April 29, 2004 - Liz Claiborne Inc. (NYSE:LIZ) announced today diluted earnings per share ("EPS") of $0.62 for the first quarter 2004, an increase of 5.1%, compared to diluted EPS of $0.59 for the first quarter 2003. Net sales for the first quarter 2004 were a record $1.103 billion, up 2.5% over the comparable 2003 period.

The Company will sponsor a conference call today at 10:00 am EDT to discuss its first quarter 2004 results. This call will be webcast to the general public and can be accessed via the Investor Relations section of the Liz Claiborne website at www.lizclaiborneinc.com. An archive of the webcast will be available through Thursday, May 20, 2004.

Paul R. Charron, Chairman and Chief Executive Officer, stated: "We are pleased to report these solid first quarter results. Our ability to successfully execute our multi-brand, multi-channel, multi-geography diversification strategy enabled us to achieve record sales and EPS at the upper end of our forecasted range. Disciplined execution and the strength of our balanced and diversified portfolio enabled us to more than offset planned lower shipments in our Liz Claiborne and Special Markets businesses with gains in other brands. Our balance sheet and cash flow remain quite strong, providing us with the financial flexibility to continue to execute our strategies. Performance in the first quarter was driven primarily by the acquisitions of Juicy Couture and ENYCE in addition to continued  growth in our Mexx Europe  business.  Our Sigrid Olsen,  Ellen Tracy,
licensed   DKNY(R)   Jeans  and  Lucky   Brand   businesses   also  made   solid
contributions."

Mr. Charron continued: "The retail environment has been quite positive in recent months, resulting in relatively strong industry comparable store sales increases during this period. We attribute these results primarily to increased consumer confidence and improved inventory management at the retail level. Additionally, the consumer has responded favorably to recent product offerings, highlighted by newness in color and fashion. The brands in our diversified wholesale portfolio, as well as our retail businesses, have contributed to these positive industry retail sales trends. Our bridge businesses continue to generate the strongest performance, while retail sales in our department store better businesses are also quite positive overall. In particular, the performance of our Liz Claiborne brand has been notable on a season to date basis at retail, with above plan sales on inventory levels significantly below those of the prior year. We are also encouraged by the recent improvement we have seen in our moderate businesses, resulting from improved product, conservative planning and a focus on inventory management."

Mr. Charron concluded: "While the retail environment certainly is improving, it is premature to factor this into our expectations for the remainder of the year. Accordingly, we will continue to plan conservatively, re-affirming our previous guidance of a sales increase of 6 - 8% and EPS in the range of $2.70 - $2.77 for the full year 2004. For the second quarter of 2004, we are optimistic that we can achieve a sales increase of 3 - 5% and EPS in the range of $0.41 - $0.43. All of these forward looking statements exclude the impact of any future acquisitions or stock repurchases."

FIRST QUARTER RESULTS
---------------------

Net Sales
---------
Net sales for the first quarter of 2004 (which was comprised of 13 weeks) were a record $1.103 billion, an increase of $27 million, or 2.5%, over net sales for the first quarter of 2003 (which was comprised of 14 weeks). The acquisitions of Juicy Couture (acquired April 7, 2003) and ENYCE (acquired December 1, 2003) added approximately $59 million in net sales during the quarter. The impact of foreign currency exchange rates, primarily as a result of the strengthening of the euro, added approximately $36 million in sales during the quarter. Net sales results for our business segments are provided below:

o    Wholesale Apparel net sales increased $5 million, or 0.6%, to $774 million.
     -----------------
     This result reflected the following:
     - The inclusion of $57 million of sales of our recently acquired Juicy Couture and ENYCE businesses;
     - A $22 million increase resulting from the impact of foreign currency exchange rates in our international businesses;
     - A $74 million net decrease primarily reflecting a 28.8% decrease in our Liz Claiborne business (a 22.6% sales decrease excluding the impact of lower shipments to the off-price channel) and an 18.0% decrease in our Special Markets business, partially offset by increases in our Mexx Europe (exclusive of the impact of foreign currency exchange rates), Sigrid Olsen, licensed DKNY(R) Jeans and Lucky Brand Dungarees businesses. The decrease in our Liz Claiborne business results from lower volume due to the upward migration of certain retailers to exclusive and differentiated product offerings, growth in department store private label brands, a focus by our retail customers on inventory productivity and conservative planning and the introduction of new competitive offerings. The decrease in our Special Markets business results from lower volume due to the focus by our retail customers on inventory productivity and conservative planning.

o    Wholesale  Non-Apparel net sales decreased by $4 million,  or 3.1%, to $111
     ----------------------
     million. This result was primarily due to decreases related to the impact of retailer plans for increased inventory productivity, the same upward migration and differentiation initiatives impacting the Liz Claiborne apparel business, as well as the loss of one week's replenishment shipping as last year's first quarter included 14 weeks, offset by continued growth in our Monet, Kenneth Cole, Ellen Tracy and Sigrid Olsen businesses, as well as the successful introduction of Juicy Couture accessories.

     The impact of foreign currency exchange rates in our international businesses was not material in this segment.

o    Retail net sales  increased $25 million,  or 13.6%,  to $208  million.  The
     ------
     increase reflected the following:
     - A $13 million increase resulting from the impact of foreign currency exchange rates in our international businesses;
     - A $12 million net increase primarily driven by higher comparable store sales in our Specialty Retail business (including a 16% comparable store sales increase in our Lucky Brand Dungarees business), the net addition of 9 new Lucky Brand stores and 14 new specialty retail and outlet stores in our Mexx Europe business over the last twelve months in addition to the opening of 3 Mexx USA specialty stores and 9 Sigrid Olsen specialty stores. These gains were partially offset by the decreases related to the strategic decision to close our domestic Liz Claiborne specialty retail stores. These closures were completed by the end of the second quarter of 2003. We also opened 60 net new international concession stores in Europe over the last twelve months.

     Comparable store sales decreased by 1.2% in our Outlet business and increased by 2.9% overall in our Specialty Retail business. Excluding the impact of the 14th week in the first quarter 2003, comparable store sales increased by 8.5% in our Outlet business and increased by 11.0% overall in our Specialty Retail business. We ended the quarter with a total of 266 outlet stores, 232 specialty retail stores and 560 international concession stores.

o    Corporate net sales, consisting of licensing revenue,  increased $1 million
     ---------
     to $9 million as a result of new licenses and growth from our existing license portfolio.

Gross Profit
------------
Gross profit increased $45 million, or 9.9%, to $501 million in the first quarter of 2004 over the first quarter of 2003. Gross profit as a percent of net sales increased to 45.4% in 2004 from 42.4% in 2003. Approximately $19 million of the increase in the quarter was due to the impact of foreign currency exchange rates, primarily as a result of the strengthening of the euro. The increased gross profit rate reflected a continued focus on inventory management and lower sourcing costs. The acquisition of Juicy Couture and continued growth in our Mexx Europe business also contributed to the rate increase, as these businesses run at higher gross profit rates than the Company average.

Selling, General & Administrative Expenses
------------------------------------------
Selling, General & Administrative expenses ("SG&A") increased $38 million, or 11.0%, to $387 million, in the first quarter of 2004 over the first quarter of 2003 and as a percent of net sales increased to 35.1% from 32.4%. Approximately $16 million of the increase was due to the impact of foreign currency exchange rates, primarily as a result of the strengthening of the euro, while approximately $15 million of the increase in the quarter was related to the acquisitions of Juicy Couture and ENYCE. The higher SG&A rate primarily reflected reduced expense leverage resulting from the sales decreases in our Liz Claiborne and Special Markets businesses and the increased proportion of expenses related to our Mexx Europe business, which runs at a higher SG&A rate than the Company average, partially offset by the favorable impact of Company-wide expense control initiatives.

Operating Income
----------------
Operating income for the first quarter of 2004 was $114 million, an increase of $7 million, or 6.4%, over last year. Operating income as a percent of net sales increased to 10.4% in 2004 compared to 10.0% in 2003. The increase was the result of increased sales, lower sourcing costs, improved inventory management and expense reductions. Approximately $3 million of the increase in the quarter was due to the impact of foreign currency exchange rates, primarily as a result of the strengthening of the euro. Operating income by business segment is provided below:

o    Wholesale  Apparel  operating  income  increased $9 million to $100 million
     ------------------
     (12.9% of net sales) in 2004 compared to $91 million (11.8% of net sales) in 2003, principally reflecting the inclusion of our recently acquired Juicy Couture and ENYCE businesses and increased profits in our Mexx Europe, Ellen Tracy, licensed DKNY(R) Jeans, Lucky Brand and Sigrid Olsen businesses, partially offset by reduced profits in our Liz Claiborne and Special Markets businesses as a result of the lower sales volume discussed above.

o    Wholesale  Non-Apparel  operating income was $6 million (5.6% of net sales)
     ----------------------
     in 2004 compared to $9 million (7.9% of net sales) in 2003, principally due to reduced sales volume and start-up costs related to new product launches.

o    Retail  operating  income decreased $2 million to $0.3 million (0.2% of net
     ------
     sales) in 2004 compared to $2 million (1.1% of net sales) in 2003, principally reflecting losses in our Liz Claiborne Europe concession business and costs associated with our direct to consumer start-ups, partially offset by an increase in profits from our Lucky Brand retail stores.

o    Corporate  operating  income,  primarily  consisting  of licensing  income,
     ---------
     increased $2 million to $8 million.

Net Interest Expense
--------------------
Net interest expense in the first quarter of 2004 was $8 million, compared to $7 million in 2003. The impact of foreign currency exchange rates accounted for the majority of the increase.

Net Income
----------
Net income in the first quarter of 2004 increased to $69 million, or 6.2% of net sales, from $64 million in the first quarter of 2003, or 6.0% of net sales. Diluted earnings per common share increased to $0.62 in 2004, from $0.59 in 2003, a 5.1% increase.

Average diluted shares outstanding increased by 3.3 million shares to 111.2 million in the first quarter of 2004 on a period-to-period basis, as a result of the exercise of stock options and the effect of dilutive securities.

BALANCE SHEET AND CASH FLOW
---------------------------

We ended the quarter with $240 million in cash and marketable securities, compared to $83 million at the end of the first quarter of 2003, and with $456 million of debt outstanding compared to $476 million at the end of the first quarter of 2003. This $177 million decrease in our net debt position is primarily attributable to cash flow from operations for the trailing twelve months of $466 million partially offset by the payments made to acquire Juicy Couture and ENYCE and the effect of foreign currency translation on our Eurobond, which added $49 million to our debt balance. We ended the quarter with $1.685 billion in stockholders' equity, giving us a total debt to total capital ratio of 21.3% at the end of the first quarter of 2004 compared to 26.0% at the end of the first quarter of 2003.

Accounts receivable increased $42 million, or 7.5%, at the end of the first quarter of 2004 compared to the end of the first quarter of 2003, primarily due to timing of shipments, the acquisitions of Juicy Couture and ENYCE and the impact of foreign currency exchange rates of $15 million, primarily related to the strengthening of the euro.

Inventories increased $50 million, or 11.0% at the end of the first quarter of 2004 compared to the end of the first quarter of 2003. The acquisitions of Juicy Couture and ENYCE as well as new business initiatives were responsible for $32 million of the increase. Inventories in our comparable domestic businesses declined by $42 million while our international inventories grew by $60 million. In-transit and new season inventories in our Mexx Europe business accounted for $31 million of the international increase while approximately $20 million of the increase is related to the impact of foreign currency exchange rates, primarily related to the strengthening of the euro. The Company continues to take a conservative approach to inventory management in 2004.

Net cash used in operating activities was $101 million in the first quarter of 2004, compared to $175 million used in 2003. This $74 million increase in cash flow was primarily due to a $203 million use of cash for working capital in 2004 compared to a $275 million use of cash for working capital in 2003, driven primarily by year-over-year changes in accounts payable due to the timing of payments for inventory purchases and in accrued expenses due to the payment of certain employment-related obligations, partially offset by year-over-year changes in our accounts receivable and inventory balances as described above.

Net cash used in investing activities was $38 million in 2004, compared to $69 million in 2003. Net cash used in 2004 primarily reflected $31 million for capital and in store expenditures. Net cash used in 2003 primarily reflected additional payments of $43 million made in connection with the acquisitions of Lucky Brand Dungarees and Mexx Canada in addition to $24 million in capital and in-store expenditures.

FORWARD OUTLOOK
---------------

For fiscal 2004, we re-affirm our previous guidance, forecasting a net sales increase of 6 - 8% (including a 1.5% sales increase due to the projected impact of foreign currency exchange rates), an operating margin in the range of 11.1% - 11.3% and EPS in the range of $2.70 - $2.77.
     o In our wholesale apparel segment, we expect fiscal 2004 net sales to increase in the range of 3 - 5% (including a 1% sales increase due to the projected impact of foreign currency exchange rates), primarily driven by the inclusion of a full year's sales in our Juicy Couture and ENYCE businesses, the launches of our Realities and Intuitions brands and increases in our Mexx Europe, Sigrid Olsen, Lucky Brand, and licensed DKNY(R) Jeans businesses, offset by a mid-teens decrease in our Liz Claiborne business and an approximate 10% decrease in our Special Markets business.
     o In our wholesale non-apparel segment, we expect fiscal 2004 net sales to increase in the range of 4 - 6%, primarily driven by the introduction of new products.
     o In our retail segment, we expect fiscal 2004 net sales to increase in the range of 16 - 20% (including a 3% sales increase due to the projected impact of foreign currency exchange rates), primarily driven by increases in our Lucky Brand and Mexx Europe businesses as well as the conservative rollout of the Mexx USA and Sigrid Olsen formats which were introduced in the second half of fiscal 2003, partially offset by decreases related to the fiscal 2003 closure of our domestic Liz Claiborne specialty stores.
     o In our corporate segment, we expect fiscal 2004 licensing revenue to increase by 20% over 2003.

For the second quarter of 2004, we forecast a net sales increase of 3 - 5% (including a 1% sales increase due to the projected impact of foreign currency exchange rates), an operating margin in the range of 8.2% - 8.4% and EPS in the range of $0.41 - $0.43.
     o In our wholesale apparel segment, we expect second quarter 2004 net sales to increase in the range of 0 - 2%, primarily driven by the acquisition of ENYCE and increases in our Mexx Europe, Juicy Couture, licensed DKNY(R) Jeans, Sigrid Olsen, and Lucky Brand businesses, offset by decreases in our Liz Claiborne and Special Markets businesses.
     o In our wholesale non-apparel segment, we expect second quarter 2004 net sales to increase in the range of 0 - 2%, primarily driven by the introduction of new products.
     o In our retail segment, we expect second quarter 2004 net sales to increase in the range of 14 - 19%, primarily driven by increases in our Lucky Brand and Mexx Europe businesses as well as the conservative rollout of the Mexx USA and Sigrid Olsen formats which were introduced in the second half of fiscal 2003.
     o In our corporate segment, we expect second quarter 2004 licensing revenue to increase by 20%.

All of these forward-looking statements exclude the impact of any future acquisitions or stock repurchases.

Liz Claiborne Inc. designs and markets an extensive range of women's and men's fashion apparel and accessories appropriate to wearing occasions ranging from casual to dressy. The Company also markets fragrances for women and men. Liz Claiborne Inc.'s brands include Axcess, Bora Bora, Claiborne, Crazy Horse, Curve, Dana Buchman, Elisabeth, Ellen Tracy, Emma James, ENYCE, First Issue, Intuitions, Jane Street, J.H. Collectibles, Juicy Couture, Laundry by Shelli Segal, Liz Claiborne, Lucky Brand, Mambo, Marvella, Mexx, Monet, Monet 2, Realities, Sigrid Olsen, Spark, Trifari and Villager. In addition, Liz Claiborne Inc. holds the exclusive, long-term license to produce and sell men's and women's collections of DKNY(R) Jeans and DKNY(R) Active, as well as CITY DKNY(R) better women's sportswear in the Western Hemisphere. The Company also has the exclusive license to produce women's wear under the Kenneth Cole New York, Unlisted and Reaction Kenneth Cole brand names, as well as the exclusive license to produce jewelry under the Kenneth Cole New York and Reaction Kenneth Cole brand names.

Statements contained herein that relate to the Company's future performance, including, without limitation, statements with respect to the Company's anticipated results of operations or level of business for 2004 or any other future period, are forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations only, and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Among the factors that could cause actual results to materially differ include changes in regional, national, and global micro- and macro-economic conditions, including the levels of consumer confidence and spending and the levels of customer traffic within department stores, malls and other shopping and selling environments, and a continuation of the deflationary trend in prices for apparel products; risks related to retailer and consumer acceptance of the Company's products; risks related to the Company's ability, especially through its sourcing, logistics and technology functions, to operate within substantial production and delivery constraints, including risks associated with the possible failure of the Company's unaffiliated manufacturers to manufacture and deliver products in a timely manner, to met quality standards or to comply with Company policies regarding labor practices or applicable laws or regulations; risks associated with competition and the marketplace, including the financial condition of, and consolidations, restructurings and other ownership changes in, the apparel (and related products) industry and the retail industry, the introduction of new products or pricing changes by the Company's competitors, and the Company's ability to effectively remain competitive with respect to product, value and service; risks associated with the Company's dependence on sales to a limited number of large department store customers, including risks related to customer requirements for vendor margin support, and those related to extending credit to customers; the Company's ability to correctly balance the level of its commitments with actual orders; risks associated with acquisitions and new product lines and markets, including risks relating to integration of acquisitions, retaining and motivating key personnel of acquired businesses and achieving projected or satisfactory levels of sales, profits and/or return on investment; risks associated with the possible inability of the Company's unaffiliated manufacturers to manufacture and deliver products in a timely manner, to meet quality standards or to comply with the Company's policies regarding labor practices; risks associated with changes in social, political, economic, legal and other conditions affecting foreign operations, sourcing or international trade, including the impact of foreign currency exchange rates, currency devaluations in countries in which the Company sources product, and the impact of the anticipated elimination of quota for apparel products in 2005; risks associated with war, the threat of war and terrorist activities; work stoppages by suppliers or service providers; risks relating to protecting and managing intellectual property; and such other economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services and prices as are set forth in our 2003 Annual Report on Form 10-K, including, without limitation, those set forth under the heading "Business-Competition; Certain Risks" and under the heading "Statement Regarding Forward-Looking Statements". The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Financial tables attached

                               LIZ CLAIBORNE, INC.
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                (All amounts in thousands except per share data)


                                            13 weeks ended   14 weeks ended
                                             April 3, 2004    April 5, 2003
                                             -------------    -------------

Net Sales                                     $  1,102,767     $  1,075,599
Cost of Goods Sold                                 601,737          619,830
                                              ------------     ------------
Gross Profit                                       501,030          455,769

Selling, General & Administrative
   Expenses                                        386,703          348,304
                                              ------------     ------------

Operating Income                                   114,327          107,465

Other (Expense), net                                  (590)            (308)

Interest (Expense), net                             (7,610)          (6,636)
                                              ------------     ------------

Income Before Provision for Income Taxes           106,127          100,521

Income Tax Provision                                37,357           36,389
                                              ------------     ------------
Net Income                                    $     68,770     $     64,132
                                              ============     ============


Weighted Average Common Shares
   Outstanding                                     109,281          106,299

Basic Earnings per Common Share                      $0.63            $0.60
                                                     =====            =====

Weighted Average Common Shares and Share
   Equivalents Outstanding                         111,245          107,960

Diluted Earnings per Common Share                    $0.62            $0.59
                                                     =====            =====


Dividends per Common Share (Rounded to
   the nearest penny)                                $0.06            $0.06
                                                     =====            =====

                               LIZ CLAIBORNE, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                        (All dollar amounts in thousands)


                                                        April 3, 2004   January 3, 2004    April 5, 2003
                                                        -------------   ---------------    -------------
Assets
------
   Current Assets:
      Cash and cash equivalents                          $    181,344      $    293,503     $     44,057
      Marketable securities                                    58,727            50,414           38,688
      Accounts receivable - trade, net                        596,790           390,802          555,200
      Inventories, net                                        501,982           485,182          452,285
      Deferred income taxes                                    44,531            45,756           44,595
      Other current assets                                     94,174            82,744           72,519
                                                         ------------      ------------     ------------
        Total Current Assets                                1,477,548         1,348,401        1,207,344
                                                         ------------      ------------     ------------

   Property and Equipment - Net                               414,316           410,741          383,736
   Goodwill and Intangibles - Net                             842,658           840,604          700,371
   Other Assets                                                 6,298             7,253            8,650
                                                         ------------      ------------     ------------
     Total Assets                                        $  2,740,820      $  2,606,999     $  2,300,101
     ------------                                        ============      ============     ============

Liabilities and Stockholders' Equity
------------------------------------
   Current Liabilities                                   $    556,035      $    520,391     $    438,510
   Long-Term Debt                                             425,743           440,303          452,666
   Other Non-Current Liabilities                               15,209            14,625            6,853
   Deferred Income Taxes                                       48,722            43,861           40,521
   Minority Interest                                           10,532             9,848            7,731
   Stockholders' Equity                                     1,684,579         1,577,971        1,353,820
                                                         ------------      ------------     ------------
     Total Liabilities and Stockholders' Equity          $  2,740,820      $  2,606,999     $  2,300,101
     -------------------------------------------         ============      ============     ============

                      LIZ CLAIBORNE, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                        (All dollar amounts in thousands)


                                                                                  13 weeks ended   14 weeks ended
                                                                                   April 3, 2004    April 5, 2003
                                                                                   -------------    -------------
Cash Flows from Operating Activities:
      Net income                                                                    $     68,770     $     64,132
      Adjustments to reconcile net income to net cash used in
         operating activities:
         Depreciation and amortization                                                    26,049           25,442
         Deferred income taxes                                                             1,115            5,565
         Other - net                                                                       6,404            5,327
         Change in current assets and liabilities, exclusive of
             acquisitions:
             (Increase) in accounts receivable - trade, net                             (205,989)        (184,732)
             (Increase) / decrease in inventories                                        (16,800)           8,869
             (Increase) in other current assets                                          (11,205)         (21,043)
             Increase / (decrease) in accounts payable                                    27,181          (39,825)
             (Decrease) in accrued expenses                                              (12,575)         (44,392)
             Increase in income taxes payable                                             16,019            6,066
                                                                                    ------------     ------------
                  Net cash used in operating activities                                 (101,031)        (174,591)
                                                                                    ------------     ------------

Cash Flows from Investing Activities:
      Purchases of investment instruments                                                    (25)             (20)
      Purchases of property and equipment                                                (29,408)         (23,785)
      Payments for acquisitions                                                           (4,979)         (43,123)
      Payments for in-store merchandise shops                                             (1,295)            (211)
      Other - net                                                                         (2,393)          (1,948)
                                                                                    ------------     ------------
                  Net cash used in investing activities                                  (38,100)         (69,087)
                                                                                    ------------     ------------

Cash Flows from Financing Activities:
      Proceeds from short-term debt                                                       10,998            1,094
      Commercial paper - net                                                                  --           64,529
      Proceeds from exercise of common stock options                                      21,391           11,785
      Dividends paid                                                                      (6,146)          (5,983)
                                                                                    ------------     ------------
                  Net cash provided by financing activities                               26,243           71,425
                                                                                    ------------     ------------

Effect of Exchange Rate Changes on Cash                                                      729            4,747
                                                                                    ------------     ------------

Net Change in Cash and Cash Equivalents                                                 (112,159)        (167,506)
Cash and Cash Equivalents at Beginning of Period                                         293,503          211,563
                                                                                    ------------     ------------
Cash and Cash Equivalents at End of Period                                          $    181,344     $     44,057
                                                                                    ============     ============

                               LIZ CLAIBORNE, INC.
                                SEGMENT REPORTING
                        (All dollar amounts in thousands)


                                                        13 weeks ended      % to      14 weeks ended      % to
                                                         April 3, 2004     Total       April 5, 2003     Total
                                                         -------------     -----       -------------     -----
NET SALES:
   Wholesale Apparel                                      $    774,435      70.2%       $    769,887      71.6%
   Wholesale Non-Apparel                                       111,005      10.1%            114,508      10.6%
   Retail                                                      208,023      18.9%            183,115      17.0%
   Corporate                                                     9,304       0.8%              8,089       0.8%
                                                          ------------    -------       ------------    -------
     Total net sales to external customers                $  1,102,767     100.0%       $  1,075,599     100.0%
                                                          ============    =======       ============    =======

                                                        13 weeks ended      % of      14 weeks ended      % of
                                                         April 3, 2004     Sales       April 5, 2003     Sales
                                                         -------------     -----       -------------     -----
OPERATING INCOME:
   Wholesale Apparel                                      $     99,993      12.9%       $     90,504      11.8%
   Wholesale Non-Apparel                                         6,164       5.6%              9,102       7.9%
   Retail                                                          346       0.2%              2,024       1.1%
   Corporate                                                     7,824      84.1%              5,835      72.1%
                                                          ------------    -------       ------------    -------
     Total operating income from external customers       $    114,327      10.4%       $    107,465      10.0%
                                                          ============    =======       ============    =======

                                                        13 weeks ended      % to      14 weeks ended      % to
                                                         April 3, 2004     Total       April 5, 2003     Total
                                                         -------------     -----       -------------     -----
NET SALES:
   Domestic                                               $    834,513      75.7%       $    854,033      79.4%
   International                                               268,254      24.3%            221,566      20.6%
                                                          ------------    -------       ------------    -------
     Total net sales to external customers                $  1,102,767     100.0%       $  1,075,599     100.0%
                                                          ============    =======       ============    =======

                                                        13 weeks ended      % of      14 weeks ended      % of
                                                         April 3, 2004     Sales       April 5, 2003     Sales
                                                         -------------     -----       -------------     -----
OPERATING INCOME:
   Domestic                                               $     93,146      11.2%       $     89,606      10.5%
   International                                                21,181       7.9%             17,859       8.1%
                                                          ------------    -------       ------------    -------
     Total operating income from external customers       $    114,327      10.4%       $    107,465      10.0%
                                                          ============    =======       ============    =======